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                                                                   Exhibit 10.11



                                                December 23, 1997



Mr. Lennert Leader
SVP & Chief Financial Officer
America Online, Inc.
22000 AOL Way
Dulles, VA 20166-9323

Dear Len:

I am pleased that you have agreed to take on responsibility for managing AOL's Investments in other companies, including our venture capital and other partially-owned portfolio companies. Subject to our working out the details with Miles, I also envision your having responsibility for the execution and integration of our future acquisitions. Your new title will be President, AOL Investments, and you will report to the Chairman and Chief Executive Officer of America Online, Inc. You will continue to serve as a Senior Vice President of America Online, Inc. This is a critically important assignment, and it will be helpful to have someone in this position of your competence and experience, someone who has my complete confidence.

While I want you to take on these new responsibilities as soon as practicable, you recognize that we will need to recruit an outstanding financial executive to replace you as chief financial officer. I expect you to be significantly involved in the search for your successor in that position, and you will continue to serve as chief financial officer until your successor is on board. I assume that this transition period will take some three to six months, during which time I expect that you will get started with your new responsibilities to the extent you can do so consistent with your duties as chief financial officer and consistent with your assistance in connection with the search for your successor.

I am confident that you will be successful in your new role. However, recognizing that this new assignment will be a big change for you, I want you to have the security of knowing that you will be protected in the unforeseen event that things don't work out. For that reason, AOL is prepared to provide you with certain protections, as set forth below, effective immediately.

In the event that AOL terminates your employment other than for Cause (as hereinafter defined), or you terminate your employment for Good Reason (as hereinafter defined), the vesting of your Existing Stock Options (as hereinafter defined) shall accelerate, so that they shall be exercisable in full (subject to their terms and conditions) as of the date of termination of your employment. To the extent necessary, your option agreements with respect to such Existing Stock Options shall be deemed amended hereby, subject only to approval by the Compensation Committee of the Board. It is understood that the change from your current position as Senior Vice President, Chief Financial Officer to your new position as President, AOL Investments does not constitute a condition creating "Good Reason" for you to terminate your employment.

For purposes of this agreement, "Cause" shall be limited to your conviction of a felony involving moral turpitude, your willful and continued failure substantially to perform your required duties, your intentional or repeated violation of your Confidentiality, Non-Competition and Proprietary Rights Agreement, or your intentional or improper conduct substantially prejudicial to the business of AOL or any of its affiliates; "Good Reason" shall be limited to termination by you, upon 60 days notice following a sustained material (an example of a "material" change would be your no longer reporting to the chief executive officer of AOL) change by AOL in your reporting relationship or authority which causes your position with AOL to become of
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materially less responsibility than your position immediately following commencement of your full-time service in this new position, provided that such material change is not In connection with termination of your employment by AOL for Cause; and provided, further, that AOL shall not have taken such action within 30 days of such notice of termination such that the circumstances constituting Good Reason shall have ceased; and "Existing Stock Options" shall mean the outstanding options listed on the attachment hereto.

Len, I am very grateful to you for your years of outstanding service as Chief Financial Officer, and I am looking forward to working closely with you in your challenging new position.

Sincerely,

/s/ STEVE M. CASE
Steve M. Case
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ATTACHMENT:


7/29/94 Grant   400,000 shares at $6.95 exercise price (100,000 shares
                scheduled to vest 7/98)


10/24/96 Grant  50,000 shares at $26.25 exercise price (37,500 shares scheduled to vest in three equal installments of 12,500 each in 10/98, 99,
                00)


8/29/97 Grant   50,000 shares at $64.50 exercise price (50,000 shares scheduled to vest in four equal installments of 12,500 each in 8/98, 99, 00, 01)